UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 8, 2011

NorthWestern Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10499 (Commission File Number)	46-0172280 (IRS Employer Identification No.)
3010 W. 69th Street Sioux Falls, South Dakota (Address of principal executive offices)		57108 (Zip Code)
(605) 978-2900 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Long-Term Incentive Compensation Plan

On April 8, 2011, the Board of Directors (the “Board”) of NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) (the “Company”) approved the amendment and restatement of certain provisions of the NorthWestern Corporation Amended and Restated 2005 Long-Term Incentive Plan (the “Plan”).

The Board approved amendments to the Plan to prohibit buyouts of awards and other forms of repricing of stock options and stock appreciation rights without stockholder approval. The Board also approved amendments to the Plan to limit the ability of the Company to recycle shares available under the Plan. Specifically, in accordance with such amendments, the Company may not reissue any shares under the Plan that the Company retains as payment of the exercise price of an award or to satisfy the withholding or employment taxes due upon the grant, exercise, vesting or distribution of an award. The Company will retain the ability to reissue any shares that are subject to an award that expires, is forfeited, is cancelled, or becomes unexercisable or otherwise are not paid or delivered under the Plan (except where share appreciation rights are exercised and settled in shares, in which case none of the shares subject to the award will again be available for reissue).

The Plan, as amended and restated to date, is subject to approval of the Company’s stockholders at its 2011 Annual Meeting of Stockholders to be held on April 27, 2011. The Company’s proposal to stockholders concerning approval of the Plan was included as Proposal 5 in the Company’s Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy Statement”). Proposal 5 is seeking stockholder approval to amend the Plan to authorize an additional 737,637 shares for use under the Plan. Approval of the amendment to the Plan also will constitute approval of the performance measures available under the Plan to preserve the Company’s tax deduction concerning compensation expense under Section 162(m) of the Internal Revenue Code.

As described in the Proxy Statement, currently approximately 290,000 shares remain available under the Plan from the 1.3 million previously authorized. The calculation of this remaining amount reflects outstanding awards that have not vested. Thus, if stockholders approve Proposal 5, which would authorize an additional 737,637 shares, the Company would have approximately 1.0 million shares available for use under the Plan, which expires on March 10, 2015.

Currently, the Company uses approximately 142,000 shares under the Plan each year. That annual amount includes shares used for performance-based awards under the Company’s long-term incentive program (at target), director equity compensation, and director and officer deferred cash compensation. Thus, if stockholders do not approve Proposal 5, assuming the continuation of current levels and achievement of target for the performance-based awards, the Company would not have sufficient shares remaining under the Plan for grants after 2013.

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If the Company’s performance results in above-target achievement, the shares available under the Plan, assuming the continuation of grants at current levels, will be exhausted more quickly.  With the achievement of maximum performance levels, the Company would use approximately 251,000 shares each year and the Company would not have sufficient shares remaining under the Plan for grants after 2012.

If stockholders approve Proposal 5 and grants continue at current levels, the Company would be able to grant performance-based awards through 2018 if target performance is achieved (although the Plan expires on March 10, 2015) and through 2013 if maximum performance is achieved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWESTERN CORPORATION

By:	/s/ Timothy P. Olson
Timothy P. Olson
Corporate Secretary

Date: April 8, 2011

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